Exhibit 99.1


Charter Communications Closes Class A Common Stock and Convertible Senior Notes Offerings; "Greenshoe" Options Also Exercised For Total Proceeds of $1.9 Billion

ST. LOUIS--(BUSINESS WIRE)--May 30, 2001

Charter Communications, Inc. (Nasdaq:CHTR) today announced the closing of its issuance of approximately 60.2 million shares of Class A common stock, and $632.5 million of Convertible Senior Notes due 2006 (the "Notes"). The offerings were first announced in a press release May 15, 2001. The issuances included approximately 7.9 million Class A common shares and $82.5 million of Notes issued pursuant to over-allotment, or "greenshoe" options granted to the underwriters of the offerings.

The shares of Class A common stock were issued at $21 per share for proceeds of approximately $1.27 billion. The $632.5 in Notes have an annual interest rate of 4.75%, payable semi-annually, and will be convertible into Class A common stock at a conversion price of $26.25 per share. Total proceeds of approximately $1.9 billion exceeded the original $1.75 billion sought.

The net proceeds of the Class A common stock and Notes offerings are expected to be used to pay the portion of the purchase price for the acquisition of AT&T Broadband cable systems that was originally to be paid in Charter Class A common stock. That transaction was announced February 2001. The remaining net proceeds of these offerings are expected to be used for working capital purposes and capital expenditures.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Class A common stock or the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

With nearly 6.4 million customers in 40 states, Charter Communications, a Wired World Company(TM), is among the nation's largest broadband communications companies. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform, marketed under the Charter Digital Cable(TM) brand; and high-speed Internet access marketed under the Charter Pipeline(TM) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.
Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.